Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated June 26, 2018 relating to the consolidated statements of financial position of True Leaf Medicine International Ltd. as of March 31, 2018 and 2017 and related consolidated statements of loss and comprehensive loss, changes in shareholders' equity (deficit), and cash flows for the years then ended in the Annual Report on Form 1-K of the Company dated December 17, 2018.

"DAVIDSON & COMPANY LLP"
Vancouver, Canada	Chartered Professional Accountants
December 17, 2018